Exhibit 23.1



                         Consent of Independent Auditors



         We consent to the reference to our firm under the caption "Indpendent Auditors" in the Registration Statment (Form S-3 No. 333-XXXXX) and related Prospectus of Commerce Bancorp, Inc. for the registration of $500,000,000 of its debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated February 7, 2003, with respect to the consolidated financial statments of Commerce Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                         /s/ Ernst & Young LLP



Philadelphia, Pennsylvania
August 7, 2003